PROSPECTUS
                                                                 October 1, 2001
T. ROWE PRICE


Prime Reserve Fund--PLUS Class


 A money market fund seeking preservation of capital, liquidity, and income.

 The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

T. Rowe Price Prime Reserve Fund--PLUS Class
Prospectus

October 1, 2001


              ABOUT THE FUND
1
              Objective, Strategy, Risks, and Expenses    1

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              Other Information About the Fund            4

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              Some Basics of Money Market Investing       7

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              ABOUT YOUR ACCOUNT
2
              Pricing Shares and Receiving                8
              Sale Proceeds
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              Useful Information on
              Distributions                               8
              and Taxes
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              Transaction Procedures and                 10
              Special Requirements
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              MORE ABOUT THE FUND
3
              Organization and Management                12

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              Understanding Performance Information      14

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              Investment Policies and Practices          15

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              Financial Highlights                       17

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              INVESTING WITH T. ROWE PRICE
4
              Opening a New Account                      19

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              Rights Reserved by the Fund                19
              s
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              Investment Information                     20

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              T. Rowe Price
               P                                         21
              rivacy Policy
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 Founded in 1937 by the late Thomas Rowe Price, Jr., T. Rowe Price Associates, Inc., and its affiliates managed $158.6 billion for more than eight million individual and institutional investor accounts as of June 30, 2001.
 Mutual fund shares are not deposits or obligations of, or guaranteed by, any depository institution. Shares are not insured by the FDIC, Federal Reserve, or any other government agency, and are subject to investment risks, including possible loss of the principal amount invested.

 ABOUT THE FUND

   A word about the fund's name and structure. The Prime Reserve Fund - PLUS Class is a share class of the T. Rowe Price Prime Reserve Fund. The PLUS class is not a separate mutual fund; it has the same portfolio as the Prime Reserve Fund. The PLUS Class is available as a cash management vehicle only to persons who have an Asset Manager Account with T. Rowe Price Brokerage. PLUS Class shareholders are eligible for certain checkcard and checkwriting services associated with the Asset Manager Account and offered through T. Rowe Price Brokerage. To pay for these services, PLUS Class shares are subject to additional charges, as shown in the fee table below.




 OBJECTIVE, STRATEGY, RISKS, AND EXPENSES
 ----------------------------------------------------------

 What is the fund's objective?


   The fund's goals are preservation of capital, liquidity, and, consistent with these, the highest possible current income.


 What is the fund's principal investment strategy?


   The fund, which is managed to provide a stable share price of $1.00, invests in high-quality, U.S. dollar-denominated money market securities. The fund's average weighted maturity will not exceed 90 days, and we will not purchase any security with a maturity longer than 13 months. The fund's yield will fluctuate with changes in short-term interest rates. In selecting securities, fund managers may examine the relationships among yields on various types and maturities of money market securities in the context of their outlook for interest rates. For example, commercial paper often offers a yield advantage over Treasury bills. If rates are expected to fall, longer maturities, which typically have higher yields than shorter maturities, may be purchased to try to preserve the fund's income level. Conversely, shorter maturities may be favored if rates are expected to rise.

   The fund may sell holdings for a variety of reasons, such as to adjust the portfolio's average maturity or quality, or to shift assets into higher-yielding securities or different sectors.



   3 For further details on the fund's investment program, please see "What is the fund's investment program?" later in this section, or see the Investment Policies and Practices section.

T. ROWE PRICE                                 2

 What are the main risks of investing in the fund?

   Since the fund seeks to maintain a $1.00 share price, it should have little risk of principal loss. However, there is no assurance the fund will avoid principal losses in the rare event that holdings default or interest rates rise sharply in an unusually short period.

   The fund's yield will vary; it is not fixed for a specific period like the yield on a bank certificate of deposit. This is a disadvantage when interest rates are falling. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. Although the fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the fund.

   As with any mutual fund, there can be no guarantee the fund will achieve its objective.


 How can I tell if the fund is appropriate for me?


   Prime Reserve PLUS is a class of shares of the Prime Reserve Fund. Like that fund, this class is appropriate if you have some money for which safety and accessibility are more important than total return. Over time, money market securities have shown greater stability and lower returns than bonds or stocks.


   3 Prime Reserve PLUS is one share class of the T. Rowe Price Prime Reserve
     Fund.



 How has the fund performed in the past?

   The bar chart showing calendar year returns and the average annual total return table indicate risk by illustrating how much returns can differ from one year to the next and over time. Fund past performance is no guarantee of future returns.


   The fund can also experience short-term performance swings, as shown by the best and worst calendar quarter returns during the years depicted in the chart.

ABOUT THE FUND                                3

LOGO

           Calendar Year Total Returns
          "99"                     "00"
 ------------------------------------------------
          4.54                     5.84
 ------------------------------------------------


          Quarter ended              Total return

 Best quarter                           12/31/00 1.51%

 Worst quarter                           3/31/99 1.02%

            The fund's total return for the six months ended 6/30/01 was 2.38%.


 Table 1  Average Annual Total Returns
                                               Periods ended
                                             December 31, 2000
                                                     Since inception
                                        1 year          (11/01/98)
 ------------------------------------
  Prime Reserve Fund--PLUS Class         5.84%            5.15%

  Lipper Money Market Funds Average      5.70             5.06*
 ----------------------------------------------------------------------------



 These figures include changes in principal value, reinvested dividends, and capital gain distributions, if any.


 *Since 10/31/98.



 What fees or expenses will I pay?

   The fund is 100% no load. There are no fees or charges to buy or sell fund shares, reinvest dividends, or exchange into other T. Rowe Price funds. There are no 12b-1 fees.

T. ROWE PRICE                                 4


 Table 2  Fees and Expenses of the Fund*
                                                Annual fund operating expenses
                                         (expenses that are deducted from fund assets)
 --------------------------------------------------------------------------------------
  Management fee                                            0.37%/a// /
  Other expenses**                                          0.38%
  Total annual fund operating expenses                      0.75%/a// /
 --------------------------------------------------------------------------------------



 * Redemption proceeds of less than $5,000 sent by wire are subject to a $5 fee paid to the fund.


 ** Other expenses include charges to the PLUS Class for bankcard and checkwriting services provided through T. Rowe Price Brokerage. These expenses amounted to 0.14% of average net assets for the year ending May 31, 2001.


 /a/
   Effective May 1, 2000, T. Rowe Price contractually obligated itself to waive any fees and bear any expenses through April 30, 2002, to the extent such fees or expenses would cause the ratio of expenses to average net assets to exceed 1.00%. Fees waived or expenses paid or assumed under this agreement are subject to reimbursement to T. Rowe Price whenever the fund's expense ratio is below 1.00%; however, no reimbursement will be made after April 30, 2004, or if it would result in the expense ratio exceeding 1.00%. Any amounts reimbursed have the effect of increasing fees otherwise paid by the fund. The fund operated under previous expense limitations for which T. Rowe Price may be reimbursed.


   Example. The following table gives you a rough idea of how expense ratios may translate into dollars and helps you to compare the cost of investing in this fund with that of other mutual funds. Although your actual costs may be higher or lower, the table shows how much you would pay if operating expenses remain the same, the expense limitation currently in place is not renewed, you invest $10,000, earn a 5% annual return, and hold the investment for the following periods and then redeem:


      1 year      3 years      5 years       10 years
    ----------------------------------------------------
       $77         $240         $417           $930
    ----------------------------------------------------





 OTHER INFORMATION ABOUT THE FUND
 ----------------------------------------------------------

 What are the fund's potential rewards?


   The fund offers a relatively secure, liquid investment for money you may need for occasional or unexpected expenses and for money awaiting investment in longer-term bond or stock funds. In addition to preserving capital, the fund seeks to provide the highest possible income available from low-risk, short-term securities.


 How does the portfolio manager try to reduce risk?

   Consistent with the fund's objective, the portfolio manager uses various tools to try to reduce risk and increase total return, including:

  . Diversification of assets to reduce the impact of a single holding or sector on the fund's net asset value.

ABOUT THE FUND                                5

  . Thorough credit research by our own analysts.
  . Maturity adjustments to reflect the fund manager's interest rate outlook.


 What is a money market fund?

   A money market fund is a pool of assets invested in U.S. dollar-denominated, short-term debt obligations with fixed or floating rates of interest, and maturities generally less than 13 months. Money funds can be taxable or tax-exempt, depending on their investment program. Issuers can include the U.S. government and its agencies, domestic and foreign banks and other corporations, and states and municipalities. Because of the high degree of safety they provide, money market funds typically offer the lowest return potential of any type of mutual fund.


 What is the fund's investment program?


   The fund invests at least 95% of its total assets in prime money market instruments, that is, securities receiving a short-term credit rating within the highest category assigned by at least two established rating agencies, or by one rating agency if the security is rated by only one, or, if unrated, the equivalent rating as established by T. Rowe Price. The other 5% may be invested in securities rated (by a rating agency or T. Rowe Price) in the second highest short-term rating category. The fund's weighted average maturity will not exceed 90 days. It will not purchase any security with a maturity of more than 13 months. Its yield will fluctuate in response to changes in interest rates, but the fund is managed to maintain a stable share price at $1.00. Unlike most bank accounts or certificates of deposit, the fund is not insured or guaranteed by the U.S. government.



 What are the main risks of investing in money market funds?

   Since they are managed to maintain a $1.00 share price, money market funds should have little risk of principal loss. However, the potential for a loss of principal could derive from:

  . Credit risk This is the chance that any of the fund's holdings will have its credit rating downgraded or will default (fail to make scheduled interest or principal payments), potentially reducing the fund's income level and share price. Regulations require that securities of money market funds be rated in the highest two credit categories.

  . Interest rate risk This risk refers to the decline in the prices of fixed income securities and funds that may accompany a rise in the overall level of interest rates. A sharp and unexpected rise in interest rates could cause a money fund's price to drop below a dollar. However, the extremely short maturity of securities held in money market portfolios -a means of achieving an overall fund objective of principal safety-reduces their potential for price fluctuation.

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 What are the main types of money market securities the fund can invest in?

  . Commercial paper Unsecured promissory notes that corporations typically issue to finance current operations and other expenditures.

  . Treasury bills, notes, and bonds Debt obligations sold at discount or at face value and repaid at face value by the U.S. Treasury. Bills mature in one year or less; notes and bonds may have longer maturities at issue but will only be purchased by the fund if they mature within 13 months of the purchase date. All are backed by the full faith and credit of the U.S. government.

  . Certificates of deposit Receipts for funds deposited at banks that guarantee a fixed interest rate over a specified time period.

  . Repurchase agreements Contracts, usually involving U.S. government securities, that require one party to repurchase securities at a fixed price on a designated date.

  . Banker's acceptances Bank-issued commitments to pay for merchandise sold in the import/export market.

  . Agency notes Debt obligations of agencies sponsored by the U.S. government that are not backed by the full faith and credit of the United States.

  . Medium-term notes Unsecured corporate debt obligations that are continuously offered in a broad range of maturities and structures.

  . Bank notes Unsecured obligations of a bank that rank on an equal basis with other kinds of deposits but do not carry FDIC insurance.

  . Asset-backed securities Certificates, trusts, or similarly structured investment vehicles whose principal and interest is backed by an underlying pool of assets. The value of the asset pool often exceeds the value of the security and may include a swap obligation or third-party guarantee.

  . Funding agreements Short-term, privately placed, nontransferrable obligations of insurance companies that often include an adjustable coupon tied to market rates and the right to sell the agreement back to the issuer prior to maturity.

   The fund may also purchase other types of money market securities that meet the fund's maturity and credit requirements.


 Is there other information I can review before making a decision?

   Investment Policies and Practices in Section 3 discusses various types of portfolio securities the fund may purchase as well as types of management practices the fund may use.

ABOUT THE FUND                                7

 SOME BASICS OF MONEY MARKET INVESTING
 ----------------------------------------------------------

 Is a fund's yield fixed or will it vary?

   It will vary. The yield is calculated every day by dividing a fund's net income per share, expressed at annual rates, by the share price. Since both income and share price will fluctuate, a fund's yield will also vary. (Although money fund prices are stable, income is variable.)


 Is yield the same as total return?

   Yes, for money funds. The total return reported for the fund is the result of reinvested distributions (income and capital gains) and the change in share price for a given time period. Since money funds are managed to maintain a stable share price, their yield and total return should be the same. Of course, there is no guarantee a money fund will maintain a $1.00 share price.


 What is credit quality and how does it affect yield?

   Credit quality refers to a borrower's expected ability to make all required interest and principal payments in a timely manner. Because highly rated issuers represent less risk, they can borrow at lower interest rates than less creditworthy issuers.


 What is meant by a money market fund's maturity?

   Every money market instrument has a stated maturity date when the issuer must repay the entire principal to the investor. The fund has no maturity in the strict sense of the word, but does have a dollar-weighted average maturity, expressed in days. This number is an average of the maturities of the underlying instruments, with each maturity "weighted" by the percentage of fund assets it represents.


 Do money market securities react to changes in interest rates?

   Yes. As interest rates change, the prices of money market securities fluctuate, but changes are usually small because of their very short maturities. Investments are typically held until maturity in a money fund to help the fund maintain a $1.00 share price.


   3 An investment in the fund should help you meet your individual investment goals for principal stability, liquidity, and income, but it should not represent your complete investment program.

 ABOUT YOUR ACCOUNT
 PRICING SHARES AND RECEIVING SALE PROCEEDS
 ----------------------------------------------------------
   Here are some procedures you should know when investing in shares of the T. Rowe Price PLUS Class.


 How and when shares are priced

   The share price (also called "net asset value" or NAV per share) for each class of shares is calculated at the close of the New York Stock Exchange, normally 4 p.m. ET, each day the New York Stock Exchange is open for business. To calculate the NAV, the fund's assets are valued and totaled, liabilities are subtracted, and the balance, called net assets, is divided by the number of shares outstanding. Amortized cost is used to value money fund securities.

   Note: The time at which transactions and shares are priced and the time until which orders are accepted may be changed in case of an emergency or if the New York Stock Exchange closes at a time other than 4 p.m. ET.


 How you can receive the proceeds from a sale

   Normally, the fund transmits proceeds to T. Rowe Price Brokerage for redemption orders received in good form on either the next or third business day after receipt. Under certain circumstances and when deemed to be in the fund's best interests, proceeds may not be sent for up to seven calendar days after receipt of the redemption order.


   3 If for some reason we cannot accept your request to sell shares, we will contact you.



 USEFUL INFORMATION ON DISTRIBUTIONS AND TAXES
 ----------------------------------------------------------

   3 All net investment income and realized capital gains are distributed to shareholders.


 Dividends and Other Distributions

   Dividend and capital gain distributions are reinvested in additional fund shares in your account unless T. Rowe Price Brokerage receives the necessary documentation indicating otherwise.

   Income dividends
  . Money funds declare income dividends daily to shareholders of record as of 12 noon ET on that day. Wire purchase orders received before 12 noon ET

ABOUT THE FUND                                9

   receive the dividend for that day. Other purchase orders receive the dividend on the next business day after payment has been received.
  . Dividends are ordinarily paid on the first business day of each month.
  . Fund shares will earn dividends through the business day prior to the date of redemption. Generally, if you redeem all of your shares at any time during the month, you will also receive all dividends earned through the business day prior to redemption in the same check. When you redeem only a portion of your shares, all dividends accrued on those shares will be reinvested, or paid in cash, on the next dividend payment date.

   Capital gains

   3 Since money funds are managed to maintain a constant share price, they are not expected to make capital gain distributions.

  . A capital gain or loss is the difference between the purchase and sale price of a security.
  . If a fund has net capital gains for the year (after subtracting any capital losses), they are usually declared and paid in December to shareholders of record on a specified date that month.


 Tax Information


   3 You should contact T. Rowe Price Brokerage for the tax information that will be sent to you and reported to the IRS.


   You need to be aware of the possible tax consequences when:


  . You sell fund shares, including an exchange from one fund to another. . A fund makes a distribution to your account.


   Taxes on fund redemptions
   When you sell shares in any fund, you may realize a gain or loss. An exchange from one fund to another is still a sale for tax purposes.


   Taxes on fund distributions

   The tax treatment of a capital gain distribution is determined by how long the fund held the portfolio securities, not how long you held shares in the fund. Short-term (one year or less) capital gain distributions are taxable at the same rate as ordinary income and long-term gains on securities held more than 12 months are taxed at a maximum rate of 20%. However, if you realized a loss on the sale or exchange of fund shares that you held six months or less, your short-term loss must be reclassified to a long-term loss to the extent of any long-term capital gain distribution received during the period you held the shares.



   3 Distributions are taxable whether reinvested in additional shares or received in cash.

T. ROWE PRICE                                 10

   Tax effect of buying shares before a capital gain distribution
   If you buy shares shortly before or on the "record date" - the date that establishes you as the person to receive the upcoming distribution - you will receive a portion of the money you just invested in the form of a taxable distribution. Therefore, you may wish to find out a fund's record date before investing. Of course, a fund's share price may, at any time, reflect undistributed capital gains or income and unrealized appreciation, which may result in future taxable distributions.


   3 The preceding tax information summary does not apply to retirement accounts, such as IRAs, which are not subject to current tax.




 TRANSACTION PROCEDURES AND SPECIAL REQUIREMENTS
 ----------------------------------------------------------

   3 Following these procedures helps assure timely and accurate transactions.


 Purchase Conditions

   Nonpayment
   If you pay with a check or ACH transfer that does not clear or if your payment is not timely received, your purchase will be canceled. You will be responsible for any losses or expenses incurred by the fund or T. Rowe Price, and the fund can redeem shares you own in this or another identically registered T. Rowe Price account as reimbursement. The fund and its agents have the right to reject or cancel any purchase, exchange, or redemption due to nonpayment.

   U.S. dollars; type of check
   All purchases must be paid for in U.S. dollars; checks must be drawn on U.S. banks.


 Sale (Redemption) Conditions

   Redemptions over $250,000
   Large sales can adversely affect a portfolio manager's ability to implement a fund's investment strategy by causing the premature sale of securities that would otherwise be held. If, in any 90-day period, you redeem (sell) more than $250,000, or your sale amounts to more than 1% of fund net assets, the fund has the right to pay the difference between the redemption amount and the lesser of the two previously mentioned figures with securities from the fund.

ABOUT THE FUND                                11

 Excessive Trading


   3 T. Rowe Price may bar excessive traders from purchasing shares.

   Frequent trades in your account or accounts controlled by you can disrupt management of the fund and raise its expenses. To deter such activity, the fund has adopted an excessive trading policy. If you violate our excessive trading policy, you may be barred indefinitely and without further notice from further purchases of T. Rowe Price funds.

   Trades placed directly with T. Rowe Price You may make one purchase and one sale or one sale and one purchase involving the same fund within any 120-day period. If you exceed this limit, or if you hold fund shares for less than 60 calendar days, you are in violation of our excessive trading policy.

   Two types of transactions are exempt from this policy: 1) trades solely in money market funds (exchanges between a money fund and a nonmoney fund are not exempt); and 2) systematic purchases and redemptions.


 Signature Guarantees


   3 A signature guarantee is designed to protect you and the T. Rowe Price funds from fraud by verifying your signature.

   T. Rowe Price Brokerage may require you to obtain a signature guarantee in certain situations. You should consult a T. Rowe Price Brokerage Representative.

   Signature guarantees can be obtained from most banks, savings institutions, broker-dealers, and other guarantors acceptable to T. Rowe Price. We cannot accept guarantees from notaries public or organizations that do not provide reimbursement in the case of fraud.

 MORE ABOUT THE FUND
 ORGANIZATION AND MANAGEMENT
 ----------------------------------------------------------

 How is the fund organized?

   The fund was incorporated in Maryland in 1975 and is a "diversified, open-end investment company," or mutual fund. In 1998, the fund issued a separate class of shares known as the PLUS class. Mutual funds pool money received from shareholders of each separate class into a single portfolio and try to achieve specified objectives.


   3 Shareholders benefit from T. Rowe Price's 64 years of investment management experience.



 What is meant by "shares"?

   As with all mutual funds, investors purchase shares when they put money in a fund. These shares are part of a fund's authorized capital stock, but share certificates are not issued.

   Each share and fractional share entitles the shareholder to:

  . Receive a proportional interest in a fund's income and capital gain distributions. The income dividends for the Prime Reserve PLUS shares will differ from those of the regular Prime Reserve Fund shares to the extent the expense ratio of the Prime Reserve PLUS shares differ.

  . Cast one vote per share on certain fund matters, including the election of fund directors, changes in fundamental policies, or approval of changes in the fund's management contract. Prime Reserve PLUS shareholders have exclusive voting rights on matters affecting only the Prime Reserve PLUS shares.


 Do T. Rowe Price funds have annual shareholder meetings?

   The funds are not required to hold annual meetings and, to avoid unnecessary costs to fund shareholders, do not do so except when certain matters, such as a change in fundamental policies, must be decided. In addition, shareholders representing at least 10% of all eligible votes may call a special meeting, if they wish, for the purpose of voting on the removal of any fund director or trustee. If a meeting is held and you cannot attend, you can vote by proxy. Before the meeting, the fund will send you proxy materials that explain the issues to be decided and include instructions on voting by mail or telephone, or on the Internet.

ABOUT THE FUND                                13

 Who runs the fund?

   General Oversight

   The fund is governed by a Board of Directors that meets regularly to review the fund's investments, performance, expenses, and other business affairs. The Board elects the fund's officers. The majority of Board members are independent of T. Rowe Price Associates, Inc. (T. Rowe Price).



   3 All decisions regarding the purchase and sale of fund investments are made by T. Rowe Price - specifically by the fund's portfolio managers.

   Portfolio Management

   The fund has an Investment Advisory Committee with the following members:
   Edward A. Wiese, Chairman, Steven G. Brooks, Brian E. Burns, Alan D. Levenson, Joseph K. Lynagh, James M. McDonald, and Joan R. Potee. The committee chairman has day-to-day responsibility for managing the fund and works with the committee in developing and executing the fund's investment program. Mr. Wiese has been chairman of the fund's committee since 1990. He joined T. Rowe Price in 1984 and has been managing investments since 1985.


   The Management Fee
   This fee has two parts - an "individual fund fee," which reflects a fund's particular characteristics, and a "group fee." The group fee, which is designed to reflect the benefits of the shared resources of the T. Rowe Price investment management complex, is calculated daily based on the combined net assets of all T. Rowe Price funds (except the Spectrum Funds, and any institutional, index, or private label mutual funds). The group fee schedule (shown below) is graduated, declining as the asset total rises, so shareholders benefit from the overall growth in mutual fund assets.


   Group Fee Schedule
    0.334%/a/         First $50 billion

    0.305%            Next $30 billion

    0.300%            Next $40 billion

    0.295%            Thereafter
    -------------------------------------



   /a/     Represents a blended group fee rate containing various break points.


   The fund's portion of the group fee is determined by the ratio of its daily net assets to the daily net assets of all the T. Rowe Price funds described previously. Based on combined T. Rowe Price fund assets of over $97 billion at May 31, 2001, the group fee was 0.32%. The individual fund fee is 0.05%.

T. ROWE PRICE                                 14

 UNDERSTANDING PERFORMANCE INFORMATION
 ----------------------------------------------------------
   This section should help you understand the terms used to describe fund performance. You will come across them in shareholder reports you receive from us; in our education and informational materials; in T. Rowe Price advertisements; and in the media.


 Total Return

   This tells you how much an investment has changed in value over a given time period. It reflects any net increase or decrease in the share price and assumes that all dividends and capital gains (if any) paid during the period were reinvested in additional shares. Therefore, total return numbers include the effect of compounding.

   Advertisements may include cumulative or average annual total return figures, which may be compared with various indices, other performance measures, or other mutual funds.


 Cumulative Total Return

   This is the actual return of an investment for a specified period. A cumulative return does not indicate how much the value of the investment may have fluctuated during the period. For example, an investment could have a 10-year positive cumulative return despite experiencing some negative years during that time.


 Average Annual Total Return

   This is always hypothetical and should not be confused with actual year-by-year results. It smooths out all the variations in annual performance to tell you what constant year-by-year return would have produced the investment's actual cumulative return. This gives you an idea of an investment's annual contribution to your portfolio, provided you held it for the entire period.


 Yield

   The current or "dividend" yield on a fund or any investment tells you the relationship between the investment's current level of annual income and its price on a particular day. The dividend yield reflects the actual income paid to shareholders for a given period, annualized, and divided by the price at the end of the period. For example, a fund providing $5 of annual income per share and a price of $50 has a current yield of 10%. Yields can be calculated for any time period. The fund may advertise "current" yield, reflecting the latest seven-day income annualized, or an "effective" yield, which assumes the income has been reinvested in the fund.

ABOUT THE FUND                                15

 INVESTMENT POLICIES AND PRACTICES
 ----------------------------------------------------------

   This section takes a detailed look at some of the types of fund securities and the various kinds of investment practices that may be used in day-to-day portfolio management. Fund investments are subject to further restrictions and risks described in the Statement of Additional Information.

   Shareholder approval is required to substantively change fund objectives and certain investment restrictions noted in the following section as "fundamental policies." The managers also follow certain "operating policies" which can be changed without shareholder approval. However, significant changes are discussed with shareholders in fund reports. Fund investment restrictions and policies are adhered to at the time of investment. Except as may be required by Rule 2a-7 under the 1940 Act, a later change in circumstances will not require the sale of an investment if it was proper at the time it was made.


   Changes in fund holdings, fund performance, and the contribution of various investments are discussed in the shareholder reports sent to you.


   3 Fund managers have considerable leeway in choosing investment strategies and selecting securities they believe will help achieve fund objectives.


 Types of Portfolio Securities

   In seeking to meet its investment objective, the fund may invest in any type of short-term security or instrument whose investment characteristics are consistent with the fund's investment program. The following pages describe the principal types of fund portfolio securities and investment management practices.

   Operating policy Except as may be permitted by Rule 2a-7, the fund will not purchase any security (other than a U.S. government security) if it would cause the fund to have more than: (1) 5% of its total assets in securities of that issuer, where the securities are prime securities (other than for certain temporary, limited purposes); or (2) where the securities are not prime securities, 5% of its total assets in such securities and 1% of its total assets in the securities of that issuer.

   Money Market Securities
   Money market securities are IOUs issued by companies or governmental units. Money market securities may be interest-bearing or discounted to reflect the rate of interest paid. In the case of interest-bearing securities, the issuer has a contractual obligation to pay coupon interest at a stated rate on specific dates and to repay the face value on a specified date. In the case of a discount security, no coupon interest is paid, but the security's price is discounted so that the interest

T. ROWE PRICE                                 16

   is realized when the security matures at face value. In either case, an issuer may have the right to redeem or "call" the security before maturity, and the investor may have to reinvest the proceeds at lower market rates.

   Except for adjustable rate instruments, a money market security's interest rate, as reflected in the coupon rate or discount, is usually fixed for the life of the security. Its current yield (coupon or discount as a percent of current price) will fluctuate to reflect changes in interest rate levels. A money market security's price usually rises when interest rates fall, and vice versa.

   Money market securities may be unsecured (backed by the issuer's general creditworthiness only) or secured (also backed by specified collateral).

   Certain money market securities have interest rates that are adjusted periodically. These interest rate adjustments tend to minimize fluctuations in the securities' principal values. When calculating its weighted average maturity, the fund may shorten the maturity of these securities in accordance with Rule 2a-7.

   Asset-Backed Securities

   An underlying pool of assets, such as credit card or automobile trade receivables or corporate loans or bonds, backs these bonds and provides the interest and principal payments to investors. On occasion, the pool of assets may also include a swap obligation, which is used to change the cash flows on the underlying assets. As an example, a swap may be used to allow floating rate assets to back a fixed-rate obligation. Credit quality depends primarily on the quality of the underlying assets, the level of credit support, if any, provided by the structure or by a third-party insurance wrap, and the credit quality of the swap counterparty, if any. The underlying assets (i.e., loans) are sometimes subject to prepayments, which can shorten the security's weighted average life and may lower its return. The value of these securities also may change because of actual or perceived changes in the creditworthiness of the originator, the servicing agent, the financial institution providing the credit support, or the swap counterparty. There is no limit on fund investments in these securities.


   Foreign Securities

   Investments may be made in certain foreign securities: dollar-denominated money market securities of foreign issuers, foreign branches of U.S. banks, and U.S. branches of foreign banks. Such investments increase a portfolio's diversification and may enhance return, but they also involve some special risks, such as exposure to potentially adverse local, political, and economic developments; nationalization and exchange controls; potentially lower liquidity and higher volatility; and possible problems arising from accounting, disclosure, settlement, and regulatory practices that differ from U.S. standards.


   3 Foreign securities increase the fund's diversification and may enhance return, but they involve special risks.

ABOUT THE FUND                                17

   Operating policy There is no limit on fund investments in U.S. dollar-denominated foreign securities.

   Private Placements
   These securities are sold directly to a small number of investors, usually institutions. Unlike public offerings, such securities are not registered with the SEC. Although certain of these securities may be readily sold, for example, under Rule 144A, others may be illiquid, and their sale may involve substantial delays and additional costs.

   Operating policy Fund investments in illiquid securities are limited to 10% of net assets.


 Types of Investment Management Practices

   Borrowing Money and Transferring Assets
   Fund borrowings may be made from banks and other T. Rowe Price funds for temporary emergency purposes to facilitate redemption requests, or for other purposes consistent with fund policies as set forth in this prospectus. Such borrowings may be collateralized with fund assets, subject to restrictions.

   Fundamental policy Borrowings may not exceed 33/1//\\/3/\\% of total fund assets.

   Operating policy Fund transfers of portfolio securities as collateral will not be made except as necessary in connection with permissible borrowings or investments, and then such transfers may not exceed 33/1//\\/3/\\% of fund total assets. Fund purchases of additional securities will not be made when borrowings exceed 5% of total assets.

   Lending of Portfolio Securities

   Fund securities may be lent to broker-dealers, other institutions, or other persons to earn additional income. The principal risk is the potential insolvency of the broker-dealer or other borrower. In this event, a fund could experience delays in recovering its securities and capital losses.


   Fundamental policy The value of loaned securities may not exceed 33/1//\\/3/\\% of total fund assets.



 FINANCIAL HIGHLIGHTS
 ----------------------------------------------------------

   Table 3, which provides information about the fund's financial history, is based on a single share outstanding throughout the periods shown. The table is part of the fund's financial statements, which are included in its annual report and are incorporated by reference into the Statement of Additional Information (available upon request). The total returns in the table represent the rate that an investor would have earned or lost on an investment in the fund (assuming reinvestment

T. ROWE PRICE                                 18

   of all dividends and distributions and no payment of account or (if applicable) redemption fees). The financial statements in the annual report were audited by the fund's independent accountants, PricewaterhouseCoopers LLP.


 Table 3  Financial Highlights
                             11/01/98/*/
                               through        Year ended May 31
                               5/31/99
 ------------------------------------------   2000         2001
                                           -------------------------------

  Net asset value,
  beginning of period         $ 1.000       $ 1.000      $ 1.000
  Income From Investment Operations
  Net investment income         0.025         0.049        0.055
                             ----------------------------------------
  Net gains or losses on
  securities (both realized        --            --           --
  and unrealized)
                             ----------------------------------------
  Total from investment
  operations                    0.025         0.049        0.055
  Less Distributions
  Dividends (from net          (0.025)       (0.049)      (0.055)
  investment income)
                             ----------------------------------------
  Distributions (from              --            --           --
  capital gains)
                             ----------------------------------------
  Returns of capital               --            --           --
                             ----------------------------------------
  Total distributions          (0.025)       (0.049)      (0.055)
                             ----------------------------------------
  Net asset value,            $ 1.000       $ 1.000      $ 1.000
  end of period
                             ----------------------------------------
  Total return                   2.50%         5.04%        5.66%
  Ratios/Supplemental Data
  Net assets, end of period   $    20       $    49      $    69
  (in millions)
                             ----------------------------------------
  Ratio of expenses to           0.82%/a/      0.79%        0.75%
  average net assets
                             ----------------------------------------
  Ratio of net income to         4.22%/a/      5.03%        5.46%
  average net assets
 -------------------------------------------------------------------------



 /a/      Annualized.

 /*/       Inception date.

 INVESTING WITH T. ROWE PRICE

 OPENING A NEW ACCOUNT
 ----------------------------------------------------------
Please contact T. Rowe Price Brokerage for information regarding establishing an account and purchasing, exchanging and redeeming fund shares as well as initial and subsequent investment minimum.



 RIGHTS RESERVED BY THE FUNDS
 ----------------------------------------------------------
T. Rowe Price funds and their agents reserve the following rights: (1) to waive or lower investment minimums; (2) to accept initial purchases by telephone or mailgram; (3) to refuse any purchase or exchange order; (4) to cancel or rescind any purchase or exchange order (including, but not limited to, orders deemed to result in excessive trading, market timing, fraud, or 5% ownership) upon notice to the shareholder within five business days of the trade or if the written confirmation has not been received by the shareholder, whichever is sooner; (5) to freeze any account and suspend account services when notice has been received of a dispute between the registered or beneficial account owners or there is reason to believe a fraudulent transaction may occur; (6) to otherwise modify the conditions of purchase and any services at any time; (7) to waive any redemption, small account, maintenance or other fees charged to a shareholder; and (8) to act on instructions reasonably believed to be genuine. These actions will be taken when, in the sole discretion of management, they are deemed to be in the best interest of the fund.

In an effort to protect the fund from the possible adverse effects of a substantial redemption in a large account, as a matter of general policy, no shareholder or group of shareholders controlled by the same person or group of persons will knowingly be permitted to purchase in excess of 5% of the outstanding shares of the fund, except upon approval of the fund's management.

T. ROWE PRICE                                 20


 INVESTMENT INFORMATION
 ----------------------------------------------------------
To help you monitor your investments and make decisions that accurately reflect your financial goals, T. Rowe Price offers a wide variety of information in addition to account statements. Most of this information is also available on our Web site at www.troweprice.com.

A note on mailing procedures: If two or more members of a household own the same fund, we economize on fund expenses by sending only one fund report and prospectus. If you need additional copies or do not want your mailings to be "householded," please call Shareholder Services at 1-800-225-5132 or write to us at P.O. Box 17630, Baltimore, Maryland 21297-1630.

Shareholder Reports
Fund managers' reviews of their strategies and performance.

The T. Rowe Price Report
A quarterly investment newsletter discussing markets and financial strategies and including the Performance Update, a review of all T. Rowe Price fund results.

Insights
Educational reports on investment strategies and financial markets.

Investment Guides
Asset Mix Worksheet, College Planning Kit, Diversifying Overseas: A T. Rowe Price Guide to International Investing, Managing Your Retirement Distribution, Personal Strategy Planner, Retirement Readiness Guide, Retirement Planning Kit, and Tax Considerations for Investors.

ABOUT THE FUND                                21


 T. ROWE PRICE PRIVACY POLICY
 ----------------------------------------------------------
 In the course of doing business with T. Rowe Price, you share personal and financial information with us. We treat this information as confidential and recognize the importance of protecting access to it.

 You may provide information when communicating or transacting with us in writing, electronically, or by phone. For instance, information may come from applications, requests for forms or literature, and your transactions and account positions with us. On occasion, such information may come from consumer reporting agencies and those providing services to us.

 We do not sell information about current or former customers to any third parties, and we do not disclose it to third parties unless necessary to process a transaction, service an account, or as otherwise permitted by law. We may share information within the T. Rowe Price family of companies in the course of providing or offering products and services to best meet your investing needs. We may also share that information with companies that perform administrative or marketing services for T. Rowe Price, with a research firm we have hired, or with a business partner, such as a bank or insurance company with whom we are developing or offering investment products. When we enter into such a relationship, our contracts restrict the companies' use of our customer information, prohibiting them from sharing or using it for any purposes other than those for which they were hired.

 We maintain physical, electronic, and procedural safeguards to protect your personal information. Within T. Rowe Price, access to such information is limited to those who need it to perform their jobs, such as servicing your accounts, resolving problems, or informing you of new products or services. Finally, our Code of Ethics, which applies to all employees, restricts the use of customer information and requires that it be held in strict confidence.

 This Privacy Policy applies to the following T. Rowe Price family of companies:
 T. Rowe Price Associates, Inc.; T. Rowe Price Advisory Services, Inc.; T. Rowe Price Investment Services, Inc.; T. Rowe Price Savings Bank; T. Rowe Price Trust Company; and the T. Rowe Price Funds.

To help you achieve your financial goals, T. Rowe Price offers a wide range of stock, bond, and money market investments, as well as convenient services and informative reports.
A fund Statement of Additional Information has been filed with the Securities and Exchange Commission and is incorporated by reference into this prospectus. Further information about fund investments, including a review of market conditions and the manager's recent strategies and their impact on performance, is available in the annual and semiannual shareholder reports. To obtain free copies of any of these documents, or for shareholder inquiries, call 1-800-638-5660.

Fund information and Statements of Additional Information are also available from the Public Reference Room of the Securities and Exchange Commission. Infor-mation on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. Fund reports and other fund information are available on the EDGAR Database on the SEC's Internet site at http://www.sec.gov. Copies of this information may be obtained, after paying a duplicating fee, by electronic request at publicinfo@sec.gov, or by writing the Public Reference Room, Washington D.C. 20549-0102.
For existing accounts
 Shareholder Services
 1-800-222-7002

Internet address
 www.troweprice.com

For the hearing impaired
 1-800-367-0763
Investor Centers
 For directions, call 1-800-225-5132 or visit our Web site

Baltimore Area
Downtown
 105 East Lombard Street

Owings Mills
 Three Financial Center 4515 Painters Mill Road

Boston Area
 386 Washington Street Wellesley

Chicago Area
 1900 Spring Road Suite 104 Oak Brook

Colorado Springs
 2260 Briargate Parkway

Los Angeles Area
 Warner Center 21800 Oxnard Street Suite 270 Woodland Hills

New Jersey/New York Area
 51 JFK Parkway, 1st Floor Short Hills, New Jersey

San Francisco Area
 1990 N. California Blvd. Suite 100 Walnut Creek

Tampa
 4200 West Cypress Street 10th Floor

Washington, D.C. Area
Downtown
 900 17th Street, N.W. Farragut Square

Tysons Corner
 1600 Tysons Boulevard Suite 150
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202
                                                                 F25-040 10/1/01
1940 Act File No. 811-2603